Exhibit 99.2

Contact:	FOR IMMEDIATE RELEASE
Charles F. McBride
VP, Investor Relations
(203) 351-6349
charles.mcbride@pb.com

Pitney Bowes Announces the Early Tender Results for its Previously Announced Cash Tender Offer for Notes

STAMFORD, CONN. – Mar. 17, 2014 – Pitney Bowes Inc. (NYSE: PBI) (the “Company,” “us” or “Pitney Bowes”) today announced the early tender results as of 5:00 p.m., New York City Time, on March 17, 2014 (the “Early Tender Date”) in respect of its previously announced cash tender offer (the “Tender Offer”) for up to a combined aggregate principal amount of $500,000,000 (the “Maximum Amount”) of its 5.250% Notes due 2037 (the “Priority 1 Notes”), 5.750% Notes due 2017 (the “Priority 2 Notes”), 4.750% Notes due 2016 (the “Priority 3 Notes”), 4.750% Notes due 2018 (the “Priority 4 Notes”) and 5.600% Notes due 2018 (the “Priority 5 Notes” and, together with the Priority 1 Notes, the Priority 2 Notes, the Priority 3 Notes and the Priority 4 Notes, the “Notes” and each a series of Notes).

The Tender Offer is being made pursuant to, and subject to the terms and conditions in, an Offer to Purchase, dated March 4, 2014 (the “Offer to Purchase”) and related Letter of Transmittal, dated March 4, 2014 (the “Letter of Transmittal”), which set forth a complete description of terms of the Tender Offer, each as amended by the Company’s upsize press release dated March 4, 2014.

The principal amount of each series of Notes that were validly tendered and not validly withdrawn in the Tender Offer as of the Early Tender Date are set forth in the table below.

Title of Security	CUSIP Number	Aggregate Principal Amount Outstanding	Acceptance Priority Level	Aggregate Principal Amount Tendered	Percent of Amount Outstanding Tendered
5.250% Notes due 2037	72447XAB3	$500,000,000	1	$384,959,000	76.99%
5.750% Notes due 2017	72447XAC1	$500,000,000	2	$135,918,000	27.18%
4.750% Notes due 2016	72447XAA5	$370,914,000	3	$77,715,000	20.95%
4.750% Notes due 2018	72447WAA7	$350,000,000	4	$70,992,000	20.28%
5.600% Notes due 2018	72447XAD9	$250,000,000	5	$44,299,000	17.72%

The Company expects that it will accept for purchase all Priority 1 Notes and a prorated amount of Priority 2 Notes validly tendered and not validly withdrawn as of the Early Tender Date. The settlement for the Notes accepted by the Company in connection with the Early Tender Date is currently expected to take place on March 18, 2014 (the “Settlement Date”). The Notes tendered pursuant to the Tender Offer may no longer be withdrawn, unless otherwise required by law.

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The Tender Offer will formally expire at 11:59 p.m., New York City Time, on March 31, 2014, unless extended (the “Expiration Date”). However, as the Company intends to accept for purchase the Maximum Amount on the Settlement Date, further tenders of Notes prior to the Expiration Date will not be accepted for purchase. The amounts of each series of Notes that are purchased on the Settlement Date will be determined in accordance with the acceptance priority levels and the proration procedures described in the Offer to Purchase. It is expected that the Priority 2 Notes will be subject to a proration factor of approximately 85% percent and that no Priority 3 Notes, Priority 4 Notes or Priority 5 Notes will be accepted for purchase. The Tender Offer is not conditioned upon any minimum amount of Notes being tendered, and the Tender Offer may be amended, extended, terminated or withdrawn with respect to one or more series of Notes.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation, or sale would be unlawful. The Tender Offer is being made solely pursuant to terms and conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Goldman, Sachs & Co. (“Goldman Sachs”) and J.P. Morgan Securities LLC (“J.P. Morgan”) are serving as Lead Dealer Managers for the Tender Offer. Questions regarding the Tender Offer may be directed to Goldman Sachs at 800-828-3182 (toll free) or 212-902-6941 (collect), or to J.P. Morgan at 866-834-4666 (toll free) or 212-834-4811 (collect). Requests for the Offer to Purchase, the Letter of Transmittal, or the documents incorporated by reference therein may be directed to Global Bondholder Services Corporation, which is acting as Tender Agent for the Tender Offer, at the following telephone numbers: banks and brokers, 212-430-3774; all others toll free at 866-924-2200.

About Pitney Bowes

Pitney Bowes provides technology solutions for small, mid-size and large firms that help them connect with customers to build loyalty and grow revenue. Many of the Company’s solutions are delivered on open platforms to best organize, analyze and apply both public and proprietary data to two-way customer communications. Pitney Bowes includes direct mail, transactional mail and call center communications in its solution mix along with digital channel messaging for the Web, email and mobile applications. Pitney Bowes: Every connection is a new opportunity™. www.pb.com.

Forward-Looking Statements

This document contains “forward-looking statements” about our expected or potential future business and financial performance. For us forward-looking statements include, but are not limited to, statements about our future revenue and earnings guidance and other statements about future events or conditions, including statements about the terms and conditions of, and completion of, the Tender Offer. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: risks associated with the consummation of the Tender Offer; mail volumes; the uncertain economic environment; timely

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development, market acceptance and regulatory approvals, if needed, of new products; fluctuations in customer demand; changes in postal regulations; interrupted use of key information systems; management of outsourcing arrangements; changes in business portfolio; foreign currency exchange rates; changes in our credit ratings; management of credit risk; changes in interest rates; the financial health of national posts; and other factors beyond our control as more fully outlined in the Company's 2013 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

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